ASSET PURCHASE AGREEMENT

                                 By and Among

                       STANDARD AUTOMOTIVE CORPORATION

                                     and

                                 AL-JON, INC.

                                     and

                                 KENDIG KNEEN

                                     and

                                TIMOTHY KNEEN

                         DATED AS OF JANUARY 15, 1999
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                               TABLE OF CONTENTS
                                                                          Page
                                                                          ----

1.    DEFINITIONS..........................................................  1
1.1   "Adjustment Date"....................................................  1
1.2   "Affiliate"..........................................................  1
1.3   "Ancillary Documents"................................................  1
1.4   "Assets".............................................................  1
1.5   "Code"...............................................................  3
1.6   "Commitments"........................................................  3
1.7   "Long-Term Debt".....................................................  3

2.    ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES.....................  3
2.1   Acquisition of Assets................................................  3
2.2   Liabilities..........................................................  3

3.    CONSIDERATION........................................................  4
3.1   Purchase Price.......................................................  4
3.2   Deposit..............................................................  6
3.3   Payment at Closing...................................................  6
3.4   Allocation of Consideration for Tax Purposes.........................  6
3.5   Balance Sheet........................................................  7

4.    CLOSING..............................................................  8

5.    REPRESENTATIONS AND WARRANTIES OF THE SELLER.........................  9
5.1   Organization, Good Standing, Power, Etc..............................  9
5.2   Ownership Interests..................................................  9
5.3   Articles of Incorporation and By-Laws................................  9
5.4   Subsidiaries, Divisions and Affiliates...............................  9
5.5   Equity Investments................................................... 10
5.6   Authorization, Etc................................................... 10
5.7   Effect of Agreement.................................................. 10
5.8   Restrictions......................................................... 10
5.9   Governmental and Other Consents...................................... 10
5.10  Financial Statements................................................. 11
5.11  Absence of Certain Changes or Events................................. 11
5.12  Title to Assets; Absence of Liens and Encumbrances................... 11
5.13  Equipment............................................................ 12
5.14  Insurance............................................................ 12
5.15  Agreements, Arrangements, Etc........................................ 13
5.16  Patents, Trademarks, Copyrights, Etc................................. 15
5.17  Permits, Licenses, Etc............................................... 16


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5.18  Compliance with Applicable Laws...................................... 16
5.19  Litigation........................................................... 16
5.20  Adverse Interests.................................................... 16
5.21  Customers, Suppliers, Distributors and Agents........................ 17
5.22  Books and Records.................................................... 17
5.23  Employee Benefit Plans............................................... 17
5.24  Powers of Attorney................................................... 18
5.25  Sufficiency of Assets and Commitments................................ 18
5.26  Labor Disputes, Unfair Labor Practices............................... 18
5.27  Past Due Obligations................................................. 19
5.28  Environmental Matters................................................ 19
5.29  Tax and Other Returns and Reports.................................... 20
5.30  Certain Tax Definitions.............................................. 20
5.31  Recent Dividends and Other Distributions............................. 20
5.32  Inventory............................................................ 21
5.33  Purchase and Sale Obligations........................................ 21
5.34  Other Information.................................................... 21
5.35  Accounts Receivable and Accounts Payable............................. 21
5.36  Knowledge of the Seller and the Shareholders......................... 21
5.37  Brokers and Finders.................................................. 21
5.38  Personnel............................................................ 22
5.39  Bank Accounts........................................................ 22
5.40  Long-Term Debt....................................................... 22

6.    MANAGEMENT OF THE SELLER AFTER CLOSING............................... 22

7.    REPRESENTATIONS AND WARRANTIES OF BUYER.............................. 23
7.1   Organization......................................................... 23
7.2   Authorization of Agreement........................................... 23
7.3   Litigation........................................................... 23
7.4   Brokers and Finders.................................................. 23
7.5   Effect of Agreement.................................................. 24
7.6   Restrictions......................................................... 24
7.7   Governmental and Other Consents...................................... 24

8.    PRE-CLOSING COVENANTS OF SELLER...................................... 24
8.1   Conduct of Business Until Closing Date............................... 24
8.2   Approvals, Consents and Further Assurances........................... 26
8.3   Access to Properties, Records, Suppliers, Agents, Etc................ 26
8.4   Advice of Changes.................................................... 26
8.5   Conduct.............................................................. 26
8.6   Employee Benefit Plans............................................... 26
8.7   Satisfaction of Conditions by Seller. ............................... 26


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9.    PRE-CLOSING COVENANTS OF BUYER....................................... 27
9.1   Satisfaction of Conditions by Buyer.................................. 27
9.2   Environmental Audit.................................................. 27

10.   POST-CLOSING COVENANTS............................................... 27
10.1  Further Assurances................................................... 27
10.2  Personal Guarantees.................................................. 27
10.3  Product Liability Insurance.......................................... 27

11.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER..................... 28
11.1  Accuracy of Representations and Warranties........................... 28
11.2  Performance of Agreements............................................ 28
11.3  Litigation, Etc...................................................... 28
11.4  Approvals and Consents............................................... 29
11.5  Officer's Certificate................................................ 29
11.6  Good Standing Certificate............................................ 29
11.7  No Material Adverse Change........................................... 29
11.8  Actions, Proceedings, Etc............................................ 29
11.9  Opinion of Counsel to the Seller..................................... 29
11.10 Licenses, Permits, Consents, Etc..................................... 29
11.11 Documentation of Rights.............................................. 30
11.12 Employment Agreements................................................ 30
11.13 Title Documents...................................................... 30

12.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER................ 30
12.1  Accuracy of Representations and Warranties........................... 30
12.2  Performance of Agreements............................................ 30
12.3  No Injunction........................................................ 30
12.4  Opinion of Counsel to Buyer.......................................... 30
12.5  Employment Agreements................................................ 30

13.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.......... 31
13.1  Survival............................................................. 31
13.2  Indemnification by the Shareholders and the Company.  ............... 31
13.3  Indemnification by Buyer............................................. 31
13.4  Right to Defend...................................................... 32
13.5  Subrogation.......................................................... 32
13.6  Limits on Liability.................................................. 32

14.   MISCELLANEOUS........................................................ 33
14.1  Expenses............................................................. 33
14.2  Termination Events.  ................................................ 33
14.3  Effect of Termination................................................ 34
14.4  Waivers.............................................................. 34


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14.5  Binding Effect; Benefits............................................. 34
14.6  Assignment........................................................... 34
14.7  Notices.............................................................. 34
14.8  Entire Agreement..................................................... 35
14.9  Headings; Certain Terms.............................................. 36
14.10 Counterparts......................................................... 36
14.11 Governing Law........................................................ 36
14.12 Severability......................................................... 36
14.13 Amendments........................................................... 36
14.14 Transaction Taxes.................................................... 36
14.15 Section References................................................... 36


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EXHIBIT INDEX

1.  Exhibit 1.3(b)   Inventory
2.  Exhibit 1.3(c)   Equipment
3.  Exhibit 1.3(d)   Rights (Patents, Trademarks, Copyrights, etc.)
4.  Exhibit 1.3(k)   Excluded Assets
5.  Intentionally Omitted
6.  Exhibit 5.1      Good Standing Certificates - the Company
7.  Exhibit 5.2      Outstanding Offers, Options, Warrants, Securities, Etc.
8.  Exhibit 5.3      Articles of Incorporation and By-Laws of the Company
9.  Exhibit 5.4      Subsidiaries, Divisions and Affiliates of the Company
10. Exhibit 5.5      Equity Investments
11. Exhibit 5.8      Restrictions
12. Exhibit 5.9      Governmental and Other Consents
13. Exhibit 5.10     Financial Statements of the Company
14. Exhibit 5.11     Absence of Certain Changes or Events
15. Exhibit 5.12     Title to Assets; Absence of Liens and Encumbrances
16. Exhibit 5.14     Insurance Policies
17. Exhibit 5.15     Commitments
18. Exhibit 5.16     Patents, Trademarks, Copyrights
19. Exhibit 5.19     Material Litigation
20. Exhibit 5.20     5% Interest Ownership Table
21. Exhibit 5.21(a)  Customers, Suppliers, Distributors and Agents
22. Exhibit 5.21(b)  Ten Largest Buyers and Providers
23. Exhibit 5.23     Employee Benefit Plans
24. Exhibit 5.24     Powers of Attorney
25. Exhibit 5.25     Sufficiency of Assets and Commitments
26. Exhibit 5.26     Labor Disputes, Unfair Labor Practices
27. Exhibit 5.27     Past Due Obligations
28. Exhibit 5.28     Environmental Matters
29. Exhibit 5.29(a)  Tax Examination Dates
30. Exhibit 5.29(b)  Examinations of Tax Returns by Governmental Agency
31. Exhibit 5.29(c)  Proposal by Governmental Entity of Deficiency, Assessment
                     of Claim of Taxes
32. Exhibit 5.31     Recent Dividends and Other Distributions
33. Exhibit 5.32     Inventory
34. Exhibit 5.35     Accounts Receivable and Accounts Payable
35. Exhibit 5.38     Personnel
36. Exhibit 5.39     Bank Accounts
37. Exhibit 8        Conduct of Business Prior to Closing
38. Exhibit 11.9     Opinion of Counsel to the Seller
39. Exhibit 12.4     Opinion of Counsel to Buyer

ANNEX

Annex A              Employment Agreement of Jon Kneen
Annex B              Employment Agreement of Kendig Kneen
Annex C              Employment Agreement of Kenneth Pratt
Annex D              Assumed Liabilities

                           ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of this 15 day of January, 1999, by and among Standard Automotive Corporation, a Delaware corporation ("Buyer" or "Standard") and Al-Jon, Inc., an Iowa corporation (the "Company" or "Seller"), and Kendig Kneen and Timothy Kneen, the shareholders of Seller (the "Shareholders").

                                   RECITALS:

      Shareholders are the record and beneficial owners of all of the issued and outstanding capital stock of the Company.

      This Agreement sets forth the terms and conditions upon which the Shareholders will cause the Company to sell, convey, transfer, assign and deliver to Buyer, and upon which Buyer will purchase and acquire from the Company, all of the property, plant, assets, and business as a going concern of Seller as of the Closing Date (as defined herein). The business heretofore conducted and currently being conducted by the Company is referred to herein as the Business.

      In consideration of the foregoing, the mutual covenants and agreements of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

      1.1 "Adjustment Date" shall mean as of the close of business on December 31, 1998.

      1.2 "Affiliate" as used in this Agreement, the term "Affiliate" shall mean, as applied to any person, any other person directly or indirectly controlling, controlled by, or under common control with, that person. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that person or entity, whether through the ownership of voting securities, by contract, or otherwise.

      1.3 "Ancillary Documents" shall have the meaning set forth in Section 9 hereof.

      1.4 "Assets" as used in this Agreement, the term "Assets" shall mean all of the assets of the Company (as of the Closing), including, without limitation the following:

            (a) the Business as a going concern, the goodwill pertaining thereto and all of the Company's right, title and interest in and to the names used by the Company in connection with the Business, as well as all logos relating thereto;

            (b) all items of inventory owned by the Company including, without limitation, all raw materials, work-in-progress and finished products of the Company (all of which are collectively referred to hereinafter as "Inventory"), as set forth in Exhibit 1.4(b);

            (c) all vehicles, machinery, equipment (including equipment which has previously been fully depreciated and all equipment loaned to customers), furniture, fixtures and non-inventory supplies of the Company (including containers, packaging and shipping material, tools and spare parts and other similar tangible personal property owned by the Company, including but not limited to the items listed on Exhibit 1.4(c), all of which are collectively referred to hereinafter as the "Equipment");

            (d) all of the Company's right, title and interest in and to the United States and foreign rights of the Company currently owned or used by the Company (and the rights proposed to be used) which are set forth on
      Exhibit 1.4(d), in the conduct of the Business, with respect to copyrights, licenses, patents, trademarks, trademark rights, trade names, service marks, service right marks, trade secrets, shop rights, know-how, technical information, techniques, discoveries, designs, proprietary rights and non-public information and registrations, reissues and extensions thereof and applications and licenses therefor, including the items listed on Exhibit 1.4(d) (all of such rights being collectively referred to hereinafter as the "Rights");

            (e) all books and records of the Company including all in-house mailing lists, other customer and supplier lists, trade correspondence, production and purchase records, promotional literature, data storage tapes and computer disks, computer software, order forms, accounts payable records (including invoices, correspondence and all related documents), accounts receivable ledgers, all documents relating to uncollected invoices, and all shipping records;

            (f) all contracts, agreements and purchase and sale orders for goods; all corporate opportunities under discussion and related to the Business, including any documentation related thereto;

            (g) all trade receivables of the Company and all advance payments, prepaid items, rights to offset and credits of all kinds of the Company;

            (h) all real property owned or leased by the Company together with all fixtures attached thereto, including, without limitation, the plant in Ottumwa, Iowa and all contracts to acquire real estate associated with the Business;


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            (i) all real property and all tangible personal property owned by the Company which is not specifically included in, or specifically excluded by, the foregoing subsections (a) through (h);

            (j) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets, all claims, causes of action, rights of recovery and rights of set-off of any kind against any person or entity relating to the Assets, the Company; and

            (k) all assets included or reflected as such under "Assets" on the July 31 Balance Sheet (as hereinafter defined) with such additions thereto as may be acquired by the Company between July 31 and the Closing, except as specifically excluded on Exhibit 1.4(k) ("Excluded Assets").

      1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, and/or superseded.

      1.6 "Commitments" shall mean all agreements, indentures, mortgages, plans, policies, arrangements, and other instruments, including all amendments thereto (or where they are verbal, written summaries of the material terms thereof), fixed or contingent, required to be disclosed on Exhibit 5.15.

      1.7 "Long-Term Debt" shall mean any and all obligations of the Company for borrowed money pursuant to the Agreement with First Star Bank denominated Long Term Debt on Annex D. The Company acknowledges and agrees that Long-Term Debt, measured on the Adjustment Date, shall not exceed $1,000,000. For purposes of this Section 1.7, Long-Term Debt shall not include the amounts now or hereafter due under the Company's current revolving line of credit pursuant to the agreement (the "Revolving Credit Agreement") described on Annex D hereto and the Company's obligations pursuant to such other agreements as are described on Annex D.

2. ACQUISITION OF ASSETS; ASSUMPTION OF LIABILITIES

      2.1 Acquisition of Assets. In exchange for the consideration specified herein, and upon and subject to the terms and conditions of this Agreement, Buyer shall purchase and acquire from the Company, and the Company shall sell, assign, transfer, convey and deliver to Buyer at the Closing, the Assets. All of the Assets will be acquired by Buyer free and clear of all security interests, liens, claims and any other third party rights other than the Permitted Encumbrances (as defined herein).

      2.2 Liabilities.

            2.2.1 Assumption of Liabilities. In addition to the consideration provided for in Section 3, at the Closing Buyer shall assume and shall thereafter discharge and satisfy all obligations of the Company related to or arising out of the Business, including but not limited to, trade payables, accrued wages, amounts due under the Revolving Credit Agreement and the Long Term Debt (the "Assumed Liabilities") in accordance with the terms thereof. Except to the extent expressly assumed by Buyer pursuant to Section 2.2.1 hereof, Buyer shall not assume or otherwise be responsible or be bound by any liabilities or obligations of the Company of any kind or nature, known or unknown, actual or contingent, matured or unmatured, liquidated or unliquidated, or otherwise arising out of occurrences on or through the Closing Date.

3. CONSIDERATION

      3.1 Purchase Price. The consideration (the "Consideration") for the Assets will be as follows:

            3.1.1 Cash Consideration.

                  (a) The sum of the product of five times the Company's EBITDA for the fiscal year ended December 31, 1998, as determined by Arthur Andersen & Co. (or another firm of accountants selected by Buyer and not reasonably objected to by the Company, in all events, referred to as "Arthur Andersen") but in no event less than $9,000,000 nor more than $11,000,000 (hereinafter, the "EBITDA Product"), (i) minus the Long-Term Debt of the Company (as of the Adjustment Date), and
            (ii) plus or minus any Current Net Worth Adjustment in accordance with Section 3.1.1(b). Notwithstanding anything contained herein to the contrary, the Current Net Worth Adjustment shall not result in an increase or decrease in the aggregate cash consideration of more than $250,000 (the "Current Net Worth Adjustment Collar").

                  (b) For purposes hereof, the "Current Net Worth Adjustment"
            shall be calculated as follows:

                        (i) If Current Assets (as defined below) exceed Current
            Liabilities by less than $2,032,000, the amount of the Current Net Worth Adjustment shall be equal to (the Current Assets minus the Current Liabilities) minus $2,032,000 and such amount shall be subtracted from the cash consideration, subject to the Current Net Worth Adjustment Collar.

                  Example: If Current Assets are $2,000,000 and Current Liabilities are $1,000,000, the Current Net Worth Adjustment would be $1,032,000 calculated as follows: ($2,000,000 - $1,000,000) - $2,032,000 = - $1,032,000. However, the Current
                  Net Worth Adjustment Collar will limit such reduction in the cash consideration to $250,000.

                        (ii) If Current Assets exceed Current Liabilities by
            more than $2,232,000, the amount of the Current Net Worth Adjustment shall be equal to

            (the Current Assets minus the Current Liabilities) minus $2,032,000 and such amount shall be added to the cash consideration, subject to the Current Net Worth Adjustment Collar.

                  Example: If Current Assets are $5,000,000 and Current Liabilities are $2,000,000, the Current Net Worth Adjustment would be $968,000 calculated as follows: ($5,000,000 - $2,000,000) minus $2,032,000 = $968,000. However, the Current
                  Net Worth Adjustment Collar will limit such increase in the cash consideration to $250,000.

                        (iii) If the result when the Current Liabilities is
            subtracted from the Current Assets is equal to or greater than $2,032,000 and less than or equal to $2,232,000, the Net Worth Adjustment shall be zero.

      For purposes of this Agreement, the Current Assets shall be the current assets of the Company as of the Adjustment Date as reflected in the Closing Balance Sheet and the Current Liabilities shall be the Current Liabilities of the Company as of the Adjustment Date assumed by Buyer less the current portion of the Long Term Debt as reflected on the Closing Balance Sheet. Further, for purposes of this Agreement Long Term Debt is as described in Annex D.

            For purposes of computing the Current Net Worth Adjustment, the Company's obligations under the Revolving Credit Agreement described on Annex D hereto and the Company's obligations pursuant to such other agreements as are described on Annex D shall be deemed a Current Liability; provided, however, in no event shall the Long-Term Debt as described on Annex D be deemed a Current Liability.

            3.1.2 Stock. At the Closing Buyer shall deliver to the Company shares of Standard valued at One Million ($1,000,000) Dollars based upon the average of the closing price for the ten trading days ending the second business day prior to the Closing Date. If, however, the stock is valued at less than $12 per share, as calculated pursuant to the preceding sentence, then Buyer shall have the option to pay One Million ($1,000,000) Dollars cash to Seller in lieu of the shares of stock.

            3.1.3 Additional Goodwill Payouts. (a) No later than ninety (90) days after the end of each of the calendar years 1999 through 2003 (a "Target Year"), Buyer shall pay to Seller an amount equal to one-third of the excess of
(i) Adjusted EBITDA for such Target Year over (ii) the sum of $2,200,000 plus Amortized Expansion Costs for such Target Year.

      (b) If the EBITDA Product is less than $11,000,000 and the Adjusted EBITDA for the fiscal year ended December 31, 1999 (the "Initial Test Year") is greater than the EBITDA for the year ended December 31, 1998 (the "Base Year"), then, in addition to the amount provided for in 3.1.3(a), there shall be paid to the Company an amount equal to the product of five times (the Initial Test Year EBITDA minus the Base Year EBITDA) provided that the sum of the EBITDA Product plus the amount paid pursuant to this subsection shall not exceed $11,000,000.

      (c) Arthur Andersen's computation of Base Year EBITDA and the Initial Test Year EBITDA, and the computation of the amounts due the Company as a result thereof, shall be subject to a review by the Company in accordance with the procedure set forth in Section 3.5.1.

      For purposes of this Section, Adjusted EBITDA shall mean the earnings before interest, taxes, depreciation and amortization generated through the use of the assets acquired hereby (the "Al-Jon Business"), without giving effect to any corporate overhead factor allocated to the Al- Jon Business, as computed by the firm of independent public accountants engaged by the Company. For purposes hereof, Amortized Expansion Costs shall be the amount spent by the Company after the Closing Date to expand plant capacity above the $20,000,000 level per year. Such Amortized Expansion Costs shall include the purchase of new equipment, amortized at a rate of 20% per year, plus interest on the unamortized balance at the cost of money to the Company or, if lower, its ultimate corporate parent. However, no routine maintenance or replacement expenses shall be included in such calculation.

      Example: If $1,500,000 is spent on plant expansion in the first year and interest is 10% per annum, the Amortized Expansion Costs for the first year will be $300,000 plus interest from the time of investment to the end of the year. The Amortized Expansion Costs for the second year will be $300,000 plus $120,000 of interest. For the third year the Amortized Expansion Cost will be $300,000 plus $90,000 of interest, etc.

      3.2 Deposit. Buyer has concurrent with the signing of this Agreement, deposited $200,000 in escrow with the Company's attorney, with such amount to be credited towards the cash consideration to be paid by Buyer at the Closing or otherwise distributed in accordance with Section 14.3.

      3.3 Payment at Closing. The deposit shall be released to the Company and the balance of the cash consideration as determined pursuant to Section 3.1.1 hereof on the basis of a good faith Adjustment Date Balance Sheet (the "Closing Balance Sheet") prepared by Seller under the supervision of Buyer shall be payable at the Closing to Seller by wire transfer in immediately available funds, provided good and marketable title to the Assets is delivered, free and clear of any liens or encumbrances (other than the Permitted Encumbrances) and provided all other terms and conditions of this Agreement have been complied with. Two (2) business days prior to the Closing, Seller shall provide written wire instructions to Buyer showing the name and address of the financial institution to receive the cash consideration due Seller from Buyer pursuant to this Agreement, including the name and account receiving payment, and the name and telephone number of the authorized contact person at the financial institution and such other wire transfer instructions as may be required to complete the wire transfer of the cash consideration. Wire transfer of funds shall be deemed to be conclusive payment of the cash consideration required by this Agreement.

      3.4 Allocation of Consideration for Tax Purposes. The parties agree to allocate the consideration paid pursuant to this Agreement, first to the real property transferred (to the fair market value thereof), second to the remaining tangible assets (to the amount of the book value thereof) and the balance to goodwill. Notwithstanding the foregoing, all payments made pursuant to Section 3.1.3 and any payment made pursuant to Section
3.1.1 as a result of the 1999 EBITDA will be allocated to goodwill. None of the parties shall, at any time hereafter, in any tax or information return filed with any state or federal agency or in any audit, other tax proceeding or otherwise, take a position which is contrary to such allocation.

      3.5 Balance Sheet.

            3.5.1 As soon as practicable after the Closing Date (but not later than 60 days after the Closing Date), Buyer will prepare, and cause its regularly engaged independent accountants or another firm of accountants not reasonably objected to by Seller ("CPA's) to audit and report upon the balance sheet of the Seller at the close of business on the Adjustment Date. Such balance sheet shall be referred to herein as the "Closing Balance Sheet." Except as specifically provided herein, the Closing Balance Sheet will be prepared in accordance with generally accepted accounting principles consistent with the accounting principles, practices and assumptions utilized by the Company in the preparation of its audited balance sheet at December 31, 1997 and the related notes thereto, attached hereto as Exhibit 5.10. The Closing Balance Sheet will include only those items transferred to or assumed by Buyer pursuant hereto. The inventory reflected on the Closing Balance Sheet will be based on a physical inventory taken on or about the Adjustment Date by Seller and observed by CPA's (at Buyer's expense). Seller will cooperate with Buyer and CPA's in facilitating the preparation and audit of the Closing Balance Sheet.

            3.5.2 Immediately after the audit of the Closing Balance Sheet has been completed, Buyer will compute the Long Term Debt, Current Assets and Current Liabilities as of the Adjustment Date.

            3.5.3 Buyer's computation of the cash portion of the consideration, based on the Closing Balance Sheet, shall be delivered to the Company in writing no later than 30 days after the Closing (the "Closing Consideration Statement"). During the 25-day period following the Seller's receipt of the Closing Consideration Statement, the Seller's accountants will be permitted to review the audit working papers of CPA's relating to the Closing Balance Sheet and will have access to Buyer's personnel as may be reasonably necessary in connection therewith and, in general, Buyer will cooperate with the Seller and the Seller's accountants in facilitating such review. The Closing Consideration Statement shall become final and binding upon the parties on the twenty-fifth day following the Seller's receipt thereof unless the Seller gives written notice of its disagreement as to the Closing Balance Sheet or the Closing Consideration Statement ("Notice of Disagreement") to Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Buyer in a timely manner then the Closing Consideration Statement shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing all differences they have with respect to any matter specified in the Notice of Disagreement and (y) the date all disputed matters are finally resolved in writing by the Arbitrators or Third Arbitrator, as the case may be (as such terms are defined in Section 3.5.4).

The Closing Consideration Statement that becomes final and binding on the parties in accordance with the terms of this Section is referred to herein as the "Final Closing Statement." Notwithstanding Buyer's computation of the Long Term Debt, Current Assets and Current Liabilities, and the resulting Final Closing Statement, in no event shall the cash portion of the Purchase Price be less than $9,000,000 minus the Long Term Debt and plus or minus the Current Net Worth Adjustment.

            3.5.4 During the 15-day period following the delivery of any Notice of Disagreement, the parties hereto shall attempt to resolve in writing any differences which they may have with respect to any matter specified in any Notice of Disagreement. If, at the end of such 15-day period, the parties have not reached agreement on such matters, either Buyer or the Seller shall submit the matters which remain in dispute to the arbitrators (the "Arbitrators"), for review and resolution. The Arbitrators shall be two persons or entities with offices in Chicago, Illinois, one of which shall be selected by each of Buyer and the Seller. If within 20 days of receipt by the Arbitrators of the matters which remain in dispute, the Arbitrators have failed to resolve such matters, the Arbitrators shall mutually agree upon a third person or entity with offices in Chicago, Illinois (the "Third Arbitrator") to review and resolve the disputed matters. The decision of the Third Arbitrator with respect to all disputed matters shall be final and binding on the parties.

            3.5.5 The fees of each Arbitrator shall be borne by the party selecting such person or entity. The fees of the Third Arbitrator, if any, shall be borne fifty percent by the Seller and fifty percent by Buyer. The fees of CPA's incurred in connection with the audit of the Closing Balance Sheet and in any arbitration shall be borne by Buyer, and the fees of the Seller's accountants incurred in connection with their review of the Closing Balance Sheet and the Closing Consideration Statement and in any arbitration shall be borne by the Seller.

            3.5.6 If the cash consideration reflected on the Final Closing Statement exceeds the cash consideration paid at Closing, then Buyer will pay to the Seller, on the tenth day after the determination of the Final Closing Statement (the "Payment Date"), an amount equal to such excess. If the cash consideration shown on the Final Closing Statement is less than the cash consideration paid at Closing, then Seller will pay to Buyer, on the Payment Date, an amount equal to such excess. Any payment under this Section shall be made by certified or official bank check.

4. CLOSING

      Subject to the provisions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall be held at such place as selected by Buyer at 10:00 A.M. (local time), on February 15, 1999, or at such later date, place or time as the parties shall otherwise mutually agree upon (the date of the Closing being referred to herein as the "Closing Date"). All Closing transactions shall be deemed to take place simultaneously, and no Closing transaction shall be deemed consummated until all transactions to take place at the Closing have been consummated.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLER

      As an inducement to Buyer to enter into this Agreement and perform its obligations hereunder, the Seller and the Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows, each of such representations and warranties being material to and relied upon by Buyer, and each of which is true as of the date hereof and shall be true as of the Closing, with the same effect as if said representations and warranties had been made at and as of the Closing Date:

      5.1 Organization, Good Standing, Power, Etc. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Seller is authorized or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its assets or the conduct of the Business requires such qualification, except where the failure to be so qualified would not have a material adverse impact on the Business. The Seller has all requisite power and authority to (i) execute, deliver and perform its obligations under this Agreement and (ii) to consummate the transactions contemplated hereby. The Company has all requisite power and authority to own or lease and operate its properties and assets, and carry on the Business as it was heretofore and is presently being conducted.

      5.2 Ownership Interests.

            (a) The Company has an authorized capital stock of 2,500 shares of which 2,500 shares are issued and outstanding. All of the outstanding capital stock of the Company are owned, beneficially and of record by the Shareholders and all of such shares are duly authorized, fully paid, non-assessable, and were issued in compliance with all federal and applicable state securities laws. All of the outstanding capital stock of the Company is free and clear of all liens, charges, encumbrances or claims of any kind whatsoever, except for Permitted Encumbrances and restrictions imposed by federal or applicable state securities laws.

            (b) Except as set forth in Exhibit 5.2(b) hereof, there are no outstanding offers, options, warrants, rights, calls, commitments, obligations (verbal or written), conversion rights, plans or other agreements (conditional or unconditional) of any character providing for, requiring or permitting the offer, sale, purchase or issuance of any capital stock of the Company.

      5.3 Articles of Incorporation and By-Laws. Included in Exhibit 5.3 hereto are correct and complete copies of the Articles of Incorporation and By-Laws of the Company, as amended to date. Such Articles of Incorporation and By-Laws are in full force and effect.

      5.4 Subsidiaries, Divisions and Affiliates. Except as set forth on Exhibit 5.4, there are no subsidiaries, divisions or Affiliates of the Seller. Except as set forth on Exhibit 5.4, the Business has been conducted solely by the Seller and not through any Affiliate, joint venture or other entity, person or under any other name.

      5.5 Equity Investments. Except as set forth in Exhibit 5.5, the Company does not own or have any rights to any equity interest, directly or indirectly, in any corporation, partnership, joint venture, firm or other entity.

      5.6 Authorization, Etc. The Seller has full power and authority and has taken all action necessary to own, lease and operate the Assets, to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors and Shareholders of the Seller have taken all action required by law, the Company's Certificate of Incorporation and By-Laws or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and the Shareholders and is a legal, valid and binding obligation of the Company and the Shareholders enforceable against each of them in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      5.7 Effect of Agreement. The execution, delivery and performance of this Agreement by the Company and the Shareholders and the consummation of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which the Seller is subject; (b) violate any judgment, order, writ or decree of any court applicable to the Seller; or (c) result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument, including any of the Commitments, to which the Company is a party or by which any of the Assets are or may be bound or affected or from which the Company derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the Business or any of the Assets.

      5.8 Restrictions. Except as set forth on Exhibit 5.8, neither the Company nor the Shareholders is party to any contract, commitment or agreement, nor are any of them or the Assets subject to, or bound or affected by, any provision of the Articles of Incorporation, ByLaws, Partnership Agreement or other restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business or any of the Assets.

      5.9 Governmental and Other Consents. Except as set forth on Exhibit 5.9, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Seller of this Agreement or of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

      5.10 Financial Statements. The Seller has delivered to Buyer, and included in Exhibit 5.10 hereto, correct and complete copies of financial statements of the Seller for the fiscal years ended December 31, 1997, 1996 and 1995, and unaudited for the period ended July 31, 1998, (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Seller, have been prepared in accordance with generally accepted accounting principles and practices consistently applied and accurately present the financial position of the Seller at their respective dates and the results of operations and cash flows for the respective periods covered thereby and all items that could have a material adverse effect on the willingness of a prospective purchaser to acquire the Business have been disclosed in the Financial Statements or in the Exhibits to this Agreement.

      5.11 Absence of Certain Changes or Events. Except as set forth on Exhibit 5.11, since July 31, 1998, the Company has not: (a) suffered any adverse change in, or the occurrence of any events which, individually or in the aggregate, has or have had, or might reasonably be expected to have, a material adverse effect on, the Company's financial condition, results of operations or the Business or the value of the Assets; (b) incurred damage to or destruction of any material Asset or Assets individually or in the aggregate having a replacement cost in excess of $50,000, whether or not covered by insurance; (c) made or entered into contracts or commitments to make any capital expenditures in excess of Ten Thousand Dollars ($10,000.00); (d) mortgaged, pledged or subjected to lien or any other encumbrance any of the Assets; (e) sold, transferred or leased any material Asset or Assets individually or in the aggregate having a replacement cost in excess of $50,000, or canceled or compromised any debt or material claims, except in each case, in the ordinary course of business; (f) sold, assigned, transferred or granted any rights under or with respect to any licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset including, but not limited to, the Rights; (g) amended or terminated any of the contracts, agreements, leases or arrangements which otherwise would have been set forth on
Exhibit 5.15 hereto; (h) waived or released any other rights of material value;
(i) declared or paid any dividend on its capital stock or set apart any money for distribution to or for its partners or shareholders; (j) redeemed any portion of its capital stock; (k) entered into, or amended the terms of, any Employment or Consulting Agreement not terminable on more than 30-days notice without liability to the Seller; (l) incurred any indebtedness for borrowed money or guaranteed any such indebtedness of another entity or individual, or entered into any other arrangement having the economic effect of any of the foregoing; or (m) entered into any transactions not in the ordinary course of business which would, individually or in the aggregate, materially adversely affect the Assets or the Business.

      5.12 Title to Assets; Absence of Liens and Encumbrances. Except as set forth on Exhibit 5.12, (a) the Seller has good title to, and owns outright, the Assets, which include all of the assets reflected in the most recent Financial Statements (except (i) as sold, used or otherwise disposed of in the ordinary course of business, and (ii) as disclosed in the Financial Statements), free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer or other defects as to title other than those disclosed in the July 31 Balance Sheet or noted on Exhibit 5.12 (the "Permitted Encumbrances"); and (b) immediately following the Closing, the Buyer will have good and marketable title to all Assets, free and clear of all mortgages, claims, liens, charges, encumbrances, security interests, restrictions on use or transfer, or other defects of any nature except for these granted or incurred by Buyer. The leases and other agreements or instruments under which the Seller holds, leases or is entitled to the use of any real or personal property included in the Assets are in full force and effect and all rentals, royalties or other payments accruing thereunder prior to the date hereof have been duly paid. The Seller enjoys peaceable and undisturbed possession under all such leases, and the change in ownership of the Assets will not adversely affect such leases, other agreements and instruments. To the knowledge of Seller, all Assets are in conformance with all applicable zoning and other laws, ordinances, rules and regulations; and no notice of violation of any law, ordinance, rule or regulation thereunder has been received by the Seller or the Company. All buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Seller are in good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and to the knowledge of Seller, conform in all material respects to all applicable statutes, laws, regulations, ordinances, codes, rules, judgments, orders, decrees, agreements or governmental restrictions relating to their construction, use and operation. The Assets are sufficient to operate and conduct the Business as presently conducted.

      5.13 Equipment. Set forth on Exhibit 1.4(c) is a correct and complete list as of July 31, 1998 of all items of Equipment (which specifically excludes any item included in Inventory) having individually a fair market value of $3,000.00 or more (as defined in Section 1.4(c)), indicating for each piece of Equipment whether it is owned or leased. Except as set forth on Exhibit 1.4(c), none of the Equipment has been disposed of since July 31, 1998. Except as noted on
Exhibit 1.4(c), all of the Equipment (a) is in good working condition, with no material defects, and is suitable for the uses that should be reasonably expected of such Equipment and (b) to the knowledge of Seller, conforms in all material respects with any laws, ordinances, regulations, orders or other similar governmental requirements relating to its use, as the same are currently in effect.

      5.14 Insurance. There are no outstanding or unsatisfied written requirements or verbal recommendations imposed or made by any of the Seller's current insurance companies with respect to current policies covering any of the Assets, or by any governmental authority requiring or recommending, with respect to any of the Assets, that any repairs or other work be done on or with respect to, or requiring or recommending any equipment or facilities be installed on or in connection with, any of the Assets. Except as set forth on Exhibit 5.14, the Seller carries, and (with respect to any period for which a claim against the Seller may still arise will carry) has always carried product liability insurance, worker's compensation insurance in reasonable amounts, and other insurance which is reasonably necessary to the conduct of the Business. On
Exhibit 5.14 is set forth a correct and complete list of (a) all currently effective insurance policies and bonds covering the Assets or the Business, and their respective annual premiums (as of the last renewal or purchase of new insurance), and (b) for the five-year period ending on the date hereof, (i) all accidents, casualties or damage occurring on or to the Assets or relating to the Business or products of the Seller which in the aggregate are in excess of Ten Thousand Dollars ($10,000.00), and (ii) claims for product liability, damages, contribution or indemnification and settlements (including pending settlement negotiations) relating thereto which in the aggregate are in excess of Ten Thousand Dollars ($10,000.00). Except as set forth on Exhibit 5.14, as of the date hereof there are no disputes with underwriters of any such policies or bonds, and all premiums due and payable have been paid. There are no pending or, to the knowledge of Seller, threatened terminations or premium increases with respect to any of such policies or bonds and there is no condition or circumstance applicable to the Business, other than the sale of the Assets pursuant to this Agreement, which may result in such termination or increase. The Seller is in compliance with all conditions contained in such policies or bonds, except for noncompliance which, individually or in the aggregate, would not have a material adverse affect on the business of the Seller or the Assets.

      5.15 Agreements, Arrangements, Etc.

            5.15.1 Except as set forth on Exhibit 5.15.1(a)-(t), Seller is not a party to, nor are the Assets subject to or bound by any:

                  (a) lease agreement (whether as lessor or lessee),

                  (b) license agreement, assignment or contract (whether as
            licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights;

                  (c) employment or other contract or agreement with an employee or independent contractor which (i) may not be terminated without liability to the Seller upon notice to the employee or independent contractor of not more than 30 days, or (ii) provides payments (contingent or otherwise) of more than $30,000 per year (including all salary, bonuses and commissions);

                  (d) agreement, contract or order with any buying agent,
            supplier or other individual or entity who assists, provides or is otherwise involved in the acquisition, supplying or providing Assets or other goods to the Seller;

                  (e) non-competition, secrecy or confidentiality agreements;

                  (f) agreement or other arrangement for the sale of goods or services by the Seller to any third party (including the government or any other governmental authority);

                  (g) agreement with any labor union;

                  (h) policy of insurance (including bonds) in force with
            respect to the Seller or any of its operations, properties, assets, executive officers or shareholders;

                  (i) agreement, contract or order with any distributor, dealer, leasing company, sales agent or representative, other than contracts or orders for the purchase, sale or license of goods made in the usual and ordinary course of business at an aggregate price per contract or more than $10,000 and a term of more than six months under any such contract or order;

                  (j) agreement, contract or order with any manufacturer,
            leasing company, supplier or customer (including those agreements which allow discounts or allowances or extended payment terms);

                  (k) agreement with any distributor or brokerage company,
            leasing company, management company or any other individual or entity who assists, places, brokers or otherwise is involved with the marketing or distribution of the Seller's products to its customers;

                  (l) joint venture or partnership agreement with any other
            person or entity;

                  (m) agreement guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of another;

                  (n) agreement with any banks or other persons, for the
            borrowing or lending of money or payment or repayment of draws on letters of credit or currency swap or exchange agreements (other than purchase money security interests which may, under the terms of invoices from its suppliers, be granted to suppliers with respect to goods so purchased);

                  (o) agreement with any bank, finance company or similar
            organization which acquires from the Seller receivables or contracts for sales on credit;

                  (p) agreement granting any person a lien, security interest or mortgage on any of the Assets, including, without limitation, any factoring or agreement for the assignment of receivables or inventory;

                  (q) agreement for the incurrence of any capital expenditure in excess of $10,000;

                  (r) advertising, publication or printing agreement;

                  (s) agreement which restricts the Seller from doing business anywhere in the world; or

                  (t) agreement or statute or regulation giving any party the right to renegotiate or require a reduction in prices or the repayment of any amount.

            Correct and complete copies of all Commitments required to be shown on Exhibit 5.15 have been separately delivered to Buyer prior to the date hereof.

            5.15.2 Each of the Commitments is valid, in full force and effect and enforceable by the Seller in accordance with its terms.

            5.15.3 Except as set forth on Exhibit 5.15, the Seller has fulfilled, or has taken all action reasonably necessary to enable it to fulfill when due, all of its obligations under the Commitments, except where the failure to do so would not, individually or in the aggregate, have a material adverse affect on the Business or the Assets. Furthermore, there has not occurred any default by the Seller or any event which, with the lapse of time or the election of any person other than the Seller, will become a default, nor has there occurred any default by others or any event which, with the lapse of time or the election of the Seller, will become a default under any of the Commitments, except for such defaults, if any, which (a) have not resulted and will not result in any material loss to or liability of the Seller or any of its successors or assigns or (b) have been indicated on Exhibit 5.15. The Seller is not in arrears in any material respect with respect to the performance or satisfaction of the terms or conditions to be performed or satisfied by it under any of the Commitments and no waiver or variance has been granted by any of the parties hereto.

            5.15.4 Except as set forth on Exhibit 5.15, consummation of the transaction contemplated hereby does not require the consent of the other party to any of the Commitments or give any such party the right to terminate or modify any of such Commitments. To the extent such consents are required Seller has obtained the same and will provide copies to Buyer prior to Closing.

      5.16 Patents, Trademarks, Copyrights, Etc. Exhibit 1.4(d) sets forth (i) the registered and beneficial owner and the expiration date, to the extent applicable, for each of the Rights set forth on such Exhibit and (ii) the product, service, or products or services of the Company which make use of, or are sold, licensed or made under, each such Right. All of the Rights are included in the Assets and constitute all Rights necessary for the conduct of the Business, as such Business is currently being conducted. Except as set forth on Exhibit 5.15, the Company has not sold, assigned, transferred, licensed, sub-licensed or conveyed the Rights, or any of them, or any interest in the Rights, or any of them, to any person, and has the entire right, title and interest (free and clear of all security interests, liens and encumbrances of every nature) in and to the Rights necessary to the conduct of the Business as currently being conducted; neither has the validity of such items been, nor is the validity of such items, nor the use thereof by the

Seller, the subject of any pending or threatened opposition, interference, cancellation, nullification, conflict, concurrent use, litigation or other proceeding. The conduct of the Business as currently operated, and the use of the Assets does not and will not conflict with, or infringe, legally enforceable rights of third parties. Except as set forth on Exhibit 5.16, the Rights owned by or licensed to the Seller have not been used, and no use is now being made, by any entity except the Seller and other entities duly licensed to use the same. Except as set forth on Exhibit 5.16, there is no infringement of any proprietary right owned or licensed by the Company.

      5.17 Permits, Licenses, Etc. To the knowledge of the Company it has all permits, licenses, registrations, memberships, orders or approvals of governmental or administrative authorities required to carry on the Business as currently conducted other than permits, licenses, orders or approvals, the failure to obtain which would not, individually or in the aggregate, have a material adverse affect on the Assets or on the Business.

      5.18 Compliance with Applicable Laws. To the knowledge of the Seller, the conduct by the Seller of the Business does not violate or infringe, and there is no basis for any claims of violation or infringement of, any law, statute, ordinance, regulation or executive order (including, without limitation, the Occupational Safety and Health Act and the Foreign Corrupt Practices Act and the respective regulations thereunder and similar applicable state laws and regulations) currently in effect. To the knowledge of the Seller, the Seller is not in default under any governmental or administrative registration, membership or license issued to it, under any governmental or administrative order or demand directed to it, or with respect to any order, writ, injunction or decree of any court.

      5.19 Litigation. Except as set forth on Exhibit 5.19, there is no claim, action, suit, proceeding, arbitration, reparation, investigation or hearing or notice of hearing, pending or, to the knowledge of Seller, threatened, before any court or governmental, administrative or other competent authority or private arbitration tribunal against or relating to or affecting (directly or indirectly, including by way of indemnification) the Business or any of the Assets, or the transactions contemplated by this Agreement; nor are any facts known to the Seller, which it believes could reasonably give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing, which may have any adverse affect, individually or in the aggregate in excess of Ten Thousand Dollars ($10,000) upon the Business, the value of the Assets or the transactions contemplated by this Agreement. The Seller has not waived any statute of limitations or other affirmative defense with respect to any of its obligations. There is no continuing order, injunction or decree of any court, arbitrator or governmental, administrative or other competent authority to which the Seller is a party, or to which the Seller is subject. Neither the Seller nor any current officer, director or employee of the Seller or any Affiliate of the Seller has been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any agency or other body from engaging in or continuing any conduct or practice in connection with the Business.

      5.20 Adverse Interests. Set forth on Exhibit 5.20 is a list describing the extent to which the Seller or any officer, director or shareholder of the Seller or any Affiliate of any of the foregoing, directly or indirectly, owns more than a five percent (5%) interest in or controls or is an employee, officer, director, or partner of or participant in (but only to the extent such a participation exceeds one percent), or consultant to any corporation, partnership, limited partnership, joint venture, association or other entity which is a competitor of Seller or which is a supplier or customer of Seller, or has any type of business or professional relationship with Seller. Except as set forth in Exhibit 5.20, no officer, director or shareholder of the Seller is presently a party to any transaction with the Seller including, without limitation, any contract, agreement or arrangement (i) providing for the furnishing of services, (ii) providing for rental, real or personal property, or (iii) otherwise requiring payments to any such person, trust, corporation or entity to which such person has any interest including in any property, real or personal, tangible, including without limitation, inventions, patents, trademarks or trade names, used in or pertaining to the Business. Buyer acknowledges that the Shareholders have engaged and in the future may engage in transactions with customers of the Company, which transactions have not and will not have a material adverse impact on the Business.

      5.21 Customers, Suppliers, Distributors and Agents. Except as set forth on
Exhibit 5.21(a), the Seller has no knowledge or reason to believe that any customer, client, distributor, supplier or any other person or entity with material business dealings with the Business, will or may cease to continue such relationship with the Business, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date. Except for common public information, the Seller has no knowledge of (1) any other existing or contemplated modification or change in the business relationship of the Business with, or (2) any existing condition or state of facts which has affected adversely, will adversely affect (in a material manner), or has a reasonable likelihood of adversely affecting the Business with its customers, clients, suppliers or other persons or entities with material business dealings with the Business or which has prevented or will prevent the Business from being carried on under its new ownership after the Closing in essentially the same manner as it is currently carried on. Exhibit 5.21(b) sets forth as to the Seller (a) the ten largest (in dollar value) purchasers of its goods and/or services and (b) the ten largest (in dollar value) providers of goods and/or services to it, with respect to each of the fiscal years ended December 31, 1997 and 1996.

      5.22 Books and Records. The books of account and other financial and corporate records of the Seller are in all material respects complete, correct and up to date, with all necessary signatures, and are in all material respects accurately reflected in the Financial Statements.

      5.23 Employee Benefit Plans. Except as described in Exhibit 5.23, the Seller does not have any hospitalization, health insurance, pension, retirement, profit sharing, stock option or similar plans. Exhibit 5.23 sets forth a correct and complete list of each and every employee benefit plan, including each pension, profit sharing, stock bonus, bonus, deferred compensation, severance, stock option or purchase plan, or other retirement plan or arrangement, covering employees of the Seller (the "Employee Benefit Plans"). For each such employee pension plan, multi-employer plan or welfare plan as those terms are defined in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and for each Employee

Benefit Plan with respect to which the Seller is a "party in interest" as defined in Section 3 of ERISA, or a "disqualified person" as defined in Section 4975 of the Code, Seller has delivered to Buyer complete and accurate copies of
(i) all Employee Benefit Plans and all amendments thereto; (ii) the trust instrument or insurance contract, if any, forming a part of the plans, and all amendments thereto; (iii) the most recent and preceding year's Internal Revenue Service Form 5500 and all schedules thereto; (iv) the most recent Internal Revenue Service determination letter, or if no letter has been issued, any pending application to the Internal Revenue Service for a determination letter regarding qualified status; (v) any bond required by Section 412 of ERISA; and
(vi) the summary plan description. To the Seller's knowledge it has complied with all of the rules and regulations governing each of the Employee Benefit Plans maintained for the benefit of the Seller's employees, including, without limitation, rules and regulations promulgated pursuant to ERISA and the Code, by the Department of Treasury, Department of Labor, and the Pension Benefit Plans Guaranty Corporation, and each of the Employee Benefit Plans now operated has since its inception been operated in accordance with its provisions and is in compliance with such rules and regulations. To the knowledge of the Seller, neither the Seller nor any Employee Benefit Plans maintained by the Seller or any fiduciaries thereof have engaged in any prohibited transaction, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, nor have any of them committed any breach of fiduciary responsibility with respect to any of the Employee Benefit Plans, and the Seller does not have any knowledge that any other person has not complied with these rules and regulations.

      5.24 Powers of Attorney. Except as set forth on Exhibit 5.24, no person has any power of attorney to act on behalf of the Seller in connection with any of the Seller's properties or business affairs other than such powers to so act as normally pertain to the Partners of the Seller.

      5.25 Sufficiency of Assets and Commitments. Except as set forth in Exhibit 5.25, the Assets and the Commitments, taken in the aggregate, are sufficient, and constitute all of the property and Rights necessary, for the continuation of the Business on a basis consistent with past operations.

      5.26 Labor Disputes, Unfair Labor Practices. Except as set forth on
Exhibit 5.26, the Seller is not engaged in any labor practice which would have a material adverse affect on the Assets or the Business. There is no pending or affirmatively threatened (i) unfair labor practice complaint, charge, labor dispute, strike, slowdown, walkout or work stoppage before the National Labor Relations Board or any other authority or (ii) grievance or arbitration proceeding arising out of or under a collective bargaining agreement involving employees of the Seller. There have been no strikes, labor disputes, slow-downs, walkouts, or work stoppages involving employees of the Company and Seller during the last five (5) years. Union representation of employees exists only as set forth on Exhibit 5.26. The Seller has not received notice from any of its employees earning or who is reasonably expected to earn more than $75,000 in the year ended December 31, 1998, of such employee's intent to terminate his or her employment or bring any action against the Seller for any reason related to the transactions contemplated by this Agreement or for any other reason.

      5.27 Past Due Obligations. Except as set forth on Exhibit 5.27, no past due obligations of the Seller over $5,000 have given rise or shall give rise within 5 days after the Closing Date (except as such will be performed by the Seller prior to the Closing Date so as to relieve Buyer of all liability therefor) to any additional liability to Buyer on account of their being past due.

      5.28 Environmental Matters. (a) Except as set forth on Exhibit 5.28, (i) the Seller is in substantial compliance with all environmental laws, regulations, permits and orders applicable to it, and with all laws, regulations, permits and orders governing or relating to asbestos removal and abatement; (ii) the Seller has not transported, stored, treated or disposed, or arranged for any third parties to transport, store, treat or dispose, of any Hazardous Substances to or at any location other than a site lawfully permitted to receive such Hazardous Substances for such purposes, or had performed or arranged for any method or procedure such transportation, storage, treatment or disposal in contravention of any laws or regulations nor has the Seller disposed of, or arranged for any third parties to dispose of, Hazardous Substances upon property owned or leased by it in contravention of any applicable laws or regulations; (iii) there has not occurred, nor is there presently occurring, a Release by Seller of any Hazardous Substance on, into or beneath the surface of any parcel of real property in which the Seller has an ownership interest or any leasehold interest in contravention of any applicable laws or regulations; (iv) the Seller has not transported or disposed of, or allowed or arranged for any third parties to transport or dispose of, any Hazardous Substance to or at a site which, pursuant to the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), has been placed on the National Priorities List or its state equivalent; (v) the has not received notice and the Seller has no actual knowledge of any facts which could give rise to substantive notice, that the Seller is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA or notice of any other Environmental Claim; (vi) the Seller has not undertaken (or been requested to undertake) any response or remedial actions or cleanup actions of any kind at the request of any federal, state or local governmental entity, or at the request of any other person or entity; and (vii) there are no laws, regulations, ordinances, licenses, permits or orders relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the assets or properties of the Seller.

      (b) For the purposes of this Agreement: (i) "Environmental Claim" shall mean any written demand, claim, governmental notice or threat of litigation or the actual institution of any action, suit or proceeding which asserts that an Environmental Condition constitutes a violation of any statute, ordinance, regulation, or other governmental requirement relating to the emission, discharge, or Release of any Hazardous Substance into the environment or the generation, treatment, storage, transportation, or disposal of any Hazardous Substance, prior to Closing Date in each case in contravention of any applicable laws or regulations; (ii) "Environmental Condition" shall mean the presence on any real property during the period from the date such real property was first owned, leased or used by the Seller to the Closing Date, in surface water, ground water, drinking water supply, land surface, subsurface strata or ambient air of any Hazardous Substance arising out of or otherwise related to the operations or other activities of the Seller conducted or undertaken prior to the Closing Date, and in each case in contravention of any applicable laws or regulations; (iii) "Hazardous Substance" shall mean any substance defined in the manner set forth in Section 101(14) of the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as applicable on the Closing Date, and shall include any additional substances designated under Section 102(a) thereof prior to the Closing Date; and (iv) "Release" shall mean releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment in each case in contravention of any applicable laws or regulations.

      5.29 Tax and Other Returns and Reports. The Seller has timely filed or will file all Tax Returns and information returns required to be filed and has paid all Taxes due for all periods ending on or before June 30, 1998. Adequate provision has been made in the books and records of the Seller and in the Financial Statements referred to in Section 5.10 above, for all Taxes whether or not due and payable and whether or not disputed. Exhibit 5.29(a) lists the date or dates within the past three years through which any governmental entity has examined any Tax Return of the Seller. All required Tax Returns, including amendments to date, have been prepared in good faith without negligence or willful misrepresentation and are complete and accurate in all material respects. Except as set forth in Exhibit 5.29(b), no governmental entity has, during the past three years, examined or is in the process of examining any Tax Returns of the Seller. Except as set forth on Exhibit 5.29(c), no governmental entity has proposed (tentatively or definitively), asserted or assessed or threatened to propose or assert, any deficiency, assessment, lien, or other claim for Taxes and there would be no basis for any such delinquency, assessment, lien or claim. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Taxes or deficiency against the Seller or with respect to any Tax Return filed or to be filed by the Seller.

      5.30 Certain Tax Definitions. For purposes of this Agreement, the term "Taxes" means all taxes, including without limitation all Federal, State of Iowa, Ottumwa and Wapello County franchise, sales, use, property, payroll, withholding, environmental, alternative or add-on minimum and other taxes, assessments, charges, duties, fees, levies or charges of my kind whatsoever, and all estimated taxes, deficiency assessments, additions to tax, penalties, and interest, and any contractual or other obligation to indemnify or reimburse any person with respect to any such assessment. For purposes of this Agreement, the term "Tax Return" shall mean any report, statement, return, declaration of estimated tax or other information required to be supplied by or on behalf of the Seller to a taxing authority of in connection with Taxes, or with respect to grants of tax exemption, including any consolidated, combined, unitary, joint or other return filed by any person that properly includes the income, deductions or other tax information concerning the Seller, except that to the extent that Seller is representing as to actions taken or examinations made by governmental authorities within the past three years in respect of Tax Returns, such representation is made with respect to actions taken by any and all governmental entities, and is not limited to actions taken by Federal, State of Iowa, Ottumwa or Wapello County Authorities.

      5.31 Recent Dividends and Other Distributions. Except as set forth on
Schedule 5.31, there has been no dividend or other distribution of assets or securities whether consisting or money, property or any other thing of value, declared, issued or paid to or for the benefit of the Seller's Shareholders subsequent to the date of the most recent Financial Statements described in Section 5.10.

      5.32 Inventory. Except as set forth in Exhibit 5.32, all of the Inventory and is of a quantity and quality usable in the ordinary course of business.

      5.33 Purchase and Sale Obligations. All purchases, sales and orders and all other commitments for purchases, sales and orders made by or on behalf of the Seller have been made in the usual and ordinary course of its business in accordance with normal practices. On the Closing Date, the Seller shall deliver to Buyer a schedule of all such uncompleted purchase and sale orders and other commitments with respect to any of the Seller's obligations as of a date not earlier than ten (10) days prior to the Closing.

      5.34 Other Information. To the best knowledge of the Seller, none of the information which has been or may be furnished by the Seller or any of its representatives to Buyer or any of its representatives in connection with the transactions contemplated hereby, which is contained in this Agreement (including the Annexes and Exhibits hereto) or any Ancillary Document or any certificate or instrument delivered or to be delivered by or on behalf of the Seller in connection with the transactions contemplated hereby, does or will contain any untrue statement of a material fact or omit a material fact necessary to make the information contained herein or therein not misleading.

      5.35 Accounts Receivable and Accounts Payable. All of the accounts receivable of the Seller are actual and bona fide accounts receivable representing obligations for the total dollar amount thereof showing on the books of the Seller, and the accounts receivable are not and will not be subject to any recoupments, set-offs or counter-claims. Except as otherwise reflected in the Financial Statements, such accounts receivable are collectible in the ordinary course of business. Exhibit 5.35 sets forth a true and correct aged (30-60-90 days) list of all accounts receivable and accounts payable of the Seller as of the end of the calendar month preceding the date hereof.

      5.36 Knowledge of the Seller and the Shareholders. As to each representation and warranty made by the Seller and the Shareholders under this
Article 5, any fact or information known to Jon Kneen, Kendig Kneen or Kenneth Pratt, or notice received by the Seller or its shareholders, shall be imputed to the Seller as if such fact or information were known to the Seller or such notice received by the Seller. If a representation or warranty is made to "the knowledge of Seller" it is likewise limited to the knowledge of Jon Kneen, Kendig Kneen or Kenneth Pratt. Buyer acknowledges that Timothy Kneen is not actively engaged in the Business and has limited knowledge of its activities.

      5.37 Brokers and Finders. Except for Colorado Business Consultants, whose fees shall be paid by the Seller, neither the Seller nor any of its officers, directors, shareholders or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and the Seller agrees to indemnify and hold Buyer harmless from any liability, loss, cost, claim and/or demand that Colorado Business Consultants or any other broker or finder may have in connection with this transaction as a result of actions taken by or agreements made by the Seller or its officers, directors, shareholders or employees.

      5.38  Personnel.  Exhibit 5.38 sets forth a true and complete list of:

            (a) the names and current salaries of all directors and elected and appointed officers of the Seller;

            (b) the wage rates for non-salaried and nonexecutive salaried employees of the Seller by classification; and

            (c) if any, all non-employee salespersons within the United States of the Seller and as to each salesperson, the details of his or her compensation arrangement with the Seller including assigned customers, territory and commission rates.

      5.39 Bank Accounts. Exhibit 5.39 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Seller maintains safe deposit boxes, lock boxes or accounts of any nature.

      5.40 Long-Term Debt. Long-Term Debt (as defined on Annex D) measured as of the Closing Date does not exceed $1,000,000.

6. MANAGEMENT OF THE SELLER AFTER CLOSING.

            (a) For a period of five (5) years from the Closing Date, the Al-Jon Business shall be managed on a day-to-day basis by an Operating Committee comprised of three persons, two of which shall be appointed by the Seller and one of which shall be appointed by Buyer.

            (b) In the event Buyer overrides the Operating Committee on any material matter, the Seller may, at its option, convert its remaining entitlement to Earnout compensation pursuant to Section 3.1.3 hereof, if any, to a 3-year promissory note payable to the Seller in the amount of $3,000,000, less all Earn Out payments previously made pursuant to Section
      3.1.3 hereof, which note shall bear interest at the rate of 10% per year. Payments will be based on a 3-year amortization schedule with principal and interest due and payable annually.

            (c) In the event that Kendig Kneen is required by Buyer to devote more than 10% of his working time to performing services other than for the Al-Jon Business, an appropriate portion of his salary, compensation expenses and business expenses shall be paid from sources other than the Al-Jon Business.

            (d) In addition to such bonuses as are regularly paid to certain employees of the Company (including, but not limited to James Kaldenberg, Leaf Stokes and Jeffrey Schwenk), the Operating Committee shall have the discretion to distribute up to 5% of EBT (earnings before tax) generated and attributed to the Al-Jon Business each year as a bonus pool. Any such distribution shall reduce (on a dollar for dollar basis) EBITDA for purposes of calculating same pursuant to Section 3.1.3 hereof.

7.    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to the Seller as follows, each of which representation and warranty shall be true as of the Closing Date:

      7.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

      7.2 Authorization of Agreement. Buyer has full corporate power and authority and has taken all corporate action necessary to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of Buyer have taken all action required by law, its Certificate of Incorporation, By-Laws or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

      7.3 Litigation. To the best knowledge of Buyer, there are no actions, suits, proceedings or governmental investigations or inquiries pending or threatened against it which, in its reasonable judgment, would prevent the consummation of the transactions contemplated hereby.

      7.4 Brokers and Finders. Except for Redstone Capital, whose fees shall be paid by Buyer, neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement and Buyer agrees to indemnify and hold the Company harmless from any liability, loss, cost, claim and/or demand that

Redstone Capital or any other broker or finder may have in connection with this transaction as a result of actions taken by or agreements made by Buyer or its officers, directors or employees.

      7.5 Effect of Agreement. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby, will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule, regulation or executive order to which Buyer is subject; (b) violate any judgment, order, writ or decree of any court applicable to Buyer; or (c) except for liens previously granted or to be granted at closing to Buyer's lenders, result in the breach of or conflict with any term, covenant, condition or provision of, result in the modification or termination of, constitute a default under, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the Assets pursuant to any corporate charter, by-law, commitment, contract or other agreement or instrument, to which the Buyer is a party or by which any of the assets of Buyer are or may be bound or affected or from which the Buyer derives benefit, which breach, conflict, modification, termination, default or encumbrance described in this clause (c) would be material to the Business or any of the Assets.

      7.6 Restrictions. The Buyer is not party to any contract, commitment or agreement, or bound or affected by, any other restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would, individually or in the aggregate, materially adversely affect the Business or any of the Assets.

      7.7 Governmental and Other Consents. Except for such governmental consents or permits which are necessary for it to operate the Business, no consent, authorization or approval of, or exemption by, any governmental or public body or authority is required in connection with the execution, delivery and performance by the Buyer of this Agreement of any of the instruments or agreements herein referred to, or the taking of any action herein contemplated.

8. PRE-CLOSING COVENANTS OF SELLER

      The Shareholders and the Seller hereby covenant and agree with Buyer that they shall do, or cause to be done, the following, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be:

      8.1 Conduct of Business Until Closing Date. Except as permitted or required hereby or as set forth on Exhibit 8.1, the Seller shall:

            8.1.1 use its best efforts to operate the Business only in the usual, regular and ordinary manner, and (a) preserve the present business organization of the Seller intact, (b) keep available the services of the present employees of the Seller, and (c) preserve the current business relationships of the Seller with customers, clients, suppliers, distributors and others having business dealings with it;

            8.1.2 bear the risk of loss or damage to the Assets on and prior to the Closing Date where such risk of loss is not the legal obligation of another, and maintain all properties necessary for the conduct of the Business, whether owned or leased;

            8.1.3 maintain the books, records and accounts of the Seller in the usual, regular and ordinary manner, on the basis consistent with prior periods;

            8.1.4 use its best efforts to duly comply with all laws, rules and regulations applicable to the Seller and to the conduct of the Business;

            8.1.5 use its best efforts to perform all of the obligations of the Seller without default, unless such default is of no significance to the Seller and could have no adverse impact on the Seller, its Assets or the Business;

            8.1.6 neither (a) amend the Seller's Articles of Incorporation or By-Laws; (b) merge with or into, consolidate, amalgamate or otherwise combine with, any other entity; nor (c) change the character of the Business;

            8.1.7 neither (a) encumber, mortgage, or voluntarily subject to lien any of the existing Assets; (b) transfer, sell, lease, license or otherwise dispose of any of, or any part of, the Assets (other than in the ordinary course of business); (c) convey, transfer or acquire any material Asset or property to, for or on behalf of the Seller other than in the ordinary course of business;
(d) enter into any new arrangement, agreement or undertaking, with respect to any of the employees relating to the payment of bonus, severance, profit-sharing or special compensation or any increase in the compensation payable or to become payable to any such employee; nor (e) except for borrowings under the Revolving Credit Line and otherwise in the ordinary course of business, incur any material fixed or contingent obligation, including, without limitation incur any indebtedness for borrowed money, or enter into any other arrangement having the economic effect of any of the foregoing, or enter into any agreement, commitment, contract or other transaction or arrangement relating to the Business or the Assets;

            8.1.8 not make any distributions or dividends of Assets or securities, nor any changes to the capital structure of the Seller; not agree to make or make any sales of its securities provided, however, that notwithstanding anything contained in this Agreement, the Seller may make appropriate distributions for taxes payable by its shareholders on the (i) income of the Business through the Closing Date attributable to them by virtue of their status as shareholders of the Seller and (ii) their income received from the Seller in the ordinary course of business;

            8.1.9 neither modify, change nor terminate any of its material obligations other than in the ordinary course of business, nor grant any power of attorney with respect to the Business or the Assets; and

            8.1.10 anything in this Section 8.1 notwithstanding, the Seller shall have the right in its discretion to make all decisions and expenditures regarding the new plant and equipment therefor required to keep that project on schedule.

      8.2 Approvals, Consents and Further Assurances. The Shareholders shall use and shall cause the Seller to use its best efforts to obtain in writing as promptly as possible all approvals, consents and waivers required in order to effectuate the transactions contemplated hereby, and shall deliver to Buyer copies, reasonably satisfactory in form and substance to counsel to Buyer, of such approvals and consents. The Shareholders shall also use and cause the Seller to use its best efforts to ensure that the other conditions set forth in
Article 11 hereof are satisfied by the Closing Date.

      8.3 Access to Properties, Records, Suppliers, Agents, Etc. Seller shall give to Buyer and to Buyer's counsel, financiers, accountants and other representatives access to and copies of such of the Seller's properties, personnel, books, tax returns, contracts, commitments and records as relate to the Assets, suppliers, agents, distributors, etc. or other aspects of the Business; and shall furnish to Buyer and such representatives all such additional instruments, contracts, documents or other written obligations (certified by Seller, if so requested) and financial and other information concerning such business, Assets, suppliers, agents, etc. as Buyer or its representatives may from time to time request.

      8.4 Advice of Changes. If the Seller becomes aware of any fact or facts which, if known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or which, individually or in the aggregate, could materially adversely affect the Business or Assets, Seller shall promptly advise Buyer in writing thereof.

      8.5 Conduct. Except as permitted or required hereby or as Buyer may otherwise consent in writing, the Seller shall not enter into any transaction or take any action which would result in any of the representations and warranties of the Seller contained in this Agreement or in any Ancillary Document not being true and correct as of the time immediately after such transaction has been entered into or such event has occurred and on the Closing Date.

      8.6 Employee Benefit Plans. Except for payment of the Seller's current obligations, the Seller shall not incur any additional obligations or liabilities, including (i) all liabilities for all claims incurred, whether or not reported, on or before the Closing Date under all "employee welfare benefit plans," within the meaning of Section 3(1) of ERISA, (ii) all liabilities or obligations for vacations or sick leave or retiree, medical or life benefits to employees or former employees of the Seller, and (iii) all liabilities of the Seller for all benefits accrued under any "employee pension benefit plan," within the meaning of Section 3(2) of ERISA under each Employee Benefit Plan.

      8.7 Satisfaction of Conditions by Seller. The Shareholders and the Seller hereby covenant and agree with Buyer that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, they shall use their best efforts to assure that the conditions set forth in Article 11 hereof are satisfied by the Closing Date.

9. PRE-CLOSING COVENANTS OF BUYER

      9.1 Satisfaction of Conditions by Buyer. Buyer hereby covenants and agrees with the Seller that, between the date of this Agreement and the Closing Date or date of termination of this Agreement, as the case may be, Buyer shall use its best efforts to cause the conditions set forth in Article 12 hereof to be satisfied by the Closing Date.

      9.2 Environmental Audit. Buyer has conducted or prior to Closing will conduct an environmental audit (the "Environmental Audit") of the Seller and its properties, assets and operations. Buyer will deliver prior to Closing a copy of the Environmental Audit report to the Seller and will otherwise keep the Environmental Audit, its terms and any related documents strictly confidential.

10. POST-CLOSING COVENANTS

      10.1 Further Assurances. After the Closing hereunder, the Seller, at the request of Buyer, shall execute, acknowledge and deliver to Buyer, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents (together with the instruments referred to in Section 1.3, referred to herein collectively as the "Ancillary Documents") and take such other action as Buyer may reasonably request (a) to transfer to and fully vest in Buyer, and protect Buyer's right, title and interest in and to all of the Seller's right, title and interest in and to the Assets, and (b) otherwise to consummate the transactions contemplated by this Agreement.

      10.2 Personal Guarantees. After the Closing the Buyer shall cooperate with the Seller and the Shareholders and take such steps as are reasonably requested to obtain for the Shareholders (and anyone else who may have guaranteed obligations of the Seller) a release from any and all personal guarantees which the Shareholders may have given in respect of the obligations of the Seller.

      10.3 Product Liability Insurance. Subsequent to the Closing, Buyer will maintain or cause to be maintained product liability insurance covering the operations conducted with the Assets and shall cause the officers, directors and shareholders of Seller to be named as additional insureds under such policies. Buyer's obligation under this paragraph shall end on the twentieth anniversary of the Closing.

      10.4 Long Term Debt. Immediately after theClosing Buyer will pay-off the Long Term Debt.

11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

      The obligations of Buyer pursuant to this Agreement are subject to the satisfaction at the Closing of each of the following conditions, any or all of which conditions may be waived by Buyer in its sole discretion:

      11.1 Accuracy of Representations and Warranties. All representations and warranties made by the Seller (contained in this Agreement, any Exhibit or Schedule hereto, or any certificate or instrument delivered to Buyer or its representatives by the Seller or its representatives) shall be true on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (i.e., with respect to representations that a state of facts exists on or as of the date hereof, it is a condition that such state of facts exists on or as of the Closing Date; and with respect to a representation that a state of facts has or has not changed between a date prior to the date hereof and the date hereof, it is a condition that such state of facts has or has not changed between such prior date and the Closing Date), except as affected by transactions contemplated hereby or by the operations of the Business in the ordinary course, provided that such discrepancies resulting from the operation of the business in the ordinary course will not be material to the future prospects of the Business.

      11.2 Performance of Agreements. The Seller shall have performed and complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

      11.3 Litigation, Etc.

            11.3.1 Except as set forth on Exhibit 5.19, no claim, action, suit, proceeding, arbitration, investigation or hearing or note of hearing shall be pending or threatened against or affecting the Seller or the Assets, which (a) might result either in an action or enjoin or prevent the consummation of the transactions contemplated by this Agreement; (b) would materially adversely affect the Business or the ability of Buyer to consummate the transactions contemplated by this Agreement or to own the Assets or to operate the Business.

            11.3.2 To the knowledge of the Seller, the Seller shall not be in violation of any law, statute, ordinance, rule, regulation or executive order, the enforcement of which would, individually or in the aggregate, materially adversely affect the Assets or the Business or which would individually or in the aggregate, materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or to own the Assets or to operate the Business.

            11.3.3 No law, regulation or decree shall have been proposed, adopted or promulgated, or have become effective, the enforcement of which would materially adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement or to own the Assets or to operate the Business.

      11.4 Approvals and Consents. The Seller shall have obtained, and Buyer shall have received copies of, all of the approvals and consents referred to in
Section 8.2, each of which approvals and consents shall be in full force and effect and reasonably satisfactory in form and substance to Buyer and its counsel.

      11.5 Officer's Certificate. Buyer shall have received an accurate certificate of an officer of the Company, dated the Closing Date, satisfactory in form and substance to Buyer and its counsel, certifying (a) as to the fulfillment of the matters specified in Sections 11.1 through 11.3, (b) any changes that Buyer is required to be notified of pursuant to Section 8.4, or that previously had not been disclosed to Buyer and stating, among other things, that he is not aware of any material omissions or facts that would materially alter any of the Financial Statements, nor is he aware of any facts or factors that are reasonably likely to occur, or if known to other parties, that could have a material adverse effect on the financial condition, business, operations, Assets, liabilities, management or prospects of the Business.

      11.6 Good Standing Certificate. Buyer shall have received a certificate of the office of the Secretary of State of Iowa, dated within 90 days before the Closing Date, certifying that the records of such state regarding the Company reflect neither a certificate of dissolution, a court order declaring dissolution, a merger or consolidation which terminated its existence, nor suspension of its corporate or partnership powers, rights and privileges, and that in accordance with the records of such state, such corporation is authorized to exercise all of its corporate powers, rights and privileges in such state. Seller will use its best efforts to provide such certificate before the Closing Date. Alternatively, Buyer shall have received proof before the Closing Date that the Company is currently existing.

      11.7 No Material Adverse Change. There shall have been no material adverse changes in the financial condition, business, operations, assets, liabilities, management or prospects of the Seller.

      11.8 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement shall have been completed.

      11.9 Opinion of Counsel to the Seller. Buyer shall have received an opinion of counsel to the Seller and the Shareholders, addressed to Buyer, dated the Closing Date, to the effect set forth in, and substantially in the form, of
Exhibit 11.9.

      11.10 Licenses, Permits, Consents, Etc. Buyer shall have received evidence, in form and substance reasonably satisfactory to counsel for Buyer, that such licenses, permits, consents, approvals, authorizations or orders of governmental authorities which to the knowledge of Buyer are necessary to the consummation of the transactions contemplated by this Agreement and the continued operation of the Business have been obtained.

      11.11 Documentation of Rights. The Seller shall have delivered to Buyer true and complete copies of all of the documentation held by the Seller relating to each of the Rights.

      11.12 Employment Agreements. Each of Jon Kneen, Kendig Kneen and Kenneth Pratt shall have executed and delivered an Employment Agreement with Buyer in substantially the form attached hereto. Jon Kneen's Employment Agreement shall recite, among other things, that Mr. Kneen shall be compensated at an annual rate of $100,000, payable in monthly increments. Kendig Kneen's Employment Agreement shall have a term of three (3) years and shall recite, among other things, that Mr. Kneen shall receive a base salary at $180,000 per year, with bonuses and raises to be determined by the Board of Directors. Mr. Pratt's Employment Agreement shall provide, among other things, that he shall receive annual compensation for a term of three (3) years no less than $150,000 per annum plus 1% of sales for which he is responsible.

      11.13 Title Documents. Buyer shall have received bills of sale, endorsements, assignments and other instruments of transfer as will effect the assignment and delivery of the Assets free and clear of all liens and encumbrances all duly executed and acknowledged by Seller in form and substance satisfactory to Buyer and in recordable form to the extent appropriate.

12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

      The obligations of the Seller under this Agreement are subject to the satisfaction at the Closing of each of the following conditions.

      12.1 Accuracy of Representations and Warranties. All representations and warranties by Buyer in this Agreement shall be true as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

      12.2 Performance of Agreements. Buyer shall have performed and complied in all material respects with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing Date pursuant to this Agreement.

      12.3 No Injunction. No third party injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated hereby.

      12.4 Opinion of Counsel to Buyer. The Seller shall have received an opinion of counsel to Buyer, addressed to the Seller, dated as of the Closing Date, to the effect set forth in, and substantially in the form, of Exhibit 12.4.

      12.5 Employment Agreements. The Buyer shall have executed and delivered the Jon Kneen, the Kendig Kneen and Kenneth Pratt Employment Agreements and shall have caused to be issued to Kendig Kneen and Kenneth Pratt an option to purchase 30,000 shares of publicly traded common stock exercisable at a price equal to the average of the closing price for the ten (10) trading days ending the second trading day prior to the Closing Date for a period of four years commencing on the first anniversary of the Closing.

13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      13.1 Survival. The representations and warranties set forth in this Agreement, in any Exhibit or Schedule hereto and in any certificate or instrument delivered in connection herewith shall survive for a period of two
(2) years after the Closing Date and shall thereupon terminate and expire and shall be of no force or effect thereafter, except (i) with respect to any claim, written notice of which shall have been delivered to Buyer or the Seller or the Company, as the case may be, within such two (2) year period, such claim shall survive the termination of such period and shall survive for as long as such claim is unsettled, and (ii) with respect to any litigation which shall have been commenced to resolve such claim on or prior to such date. Notwithstanding the foregoing, with respect to taxes, the period shall be the applicable statute of limitations, and with respect to environmental claims, the period shall be four (4) years.

            Further, with respect to environmental conditions existing as of the Closing Date and first discovered by Buyer after the fourth anniversary of the Closing Date, Buyer shall have no claim against Seller in respect thereof on account of this Agreement and shall not commence an action against Seller for contribution pursuant to such statutory remedies as may be available.

      13.2 Indemnification by the Shareholders and the Company. Subject to the limitations set forth in Sections 13.1 and 13.6 the Shareholders and the Company hereby covenant and agree with Buyer that, regardless of any investigation made at any time by or on behalf of Buyer or any information Buyer may have and, regardless of the Closing hereunder, the Shareholders and the Company, jointly and severally, shall indemnify Buyer and its directors, officers, employees and Affiliates, and each of their successors and assigns (individually, a "Buyer Indemnified Party"), and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith, court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement, covenant or obligation by the Shareholders or the Company made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith).

      In determining whether the Buyer has any obligation under this Section
13.3 and, if so, the extent thereof, there shall be deducted from any loss the proceeds received from any insurance in respect of the incident giving rise to such loss.

      13.3 Indemnification by Buyer. Subject to the limitations set forth in
Section 13.1, Buyer hereby covenants and agrees with the Shareholders and the Company that regardless of any investigation made at any time by or on behalf of Shareholders or the Company or any information they may have and, regardless of the Closing hereunder, Buyer shall indemnify the

Shareholders and the Company and the officers, directors and Affiliates of the Company ("Seller Indemnified Parties") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting, from any misrepresentation, breach of warranty or the nonfulfillment of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any Exhibit hereto and any certificate or instrument delivered in connection herewith). Further, Buyer agrees to indemnify the Seller Indemnified Parties and hold them harmless from and against any and all losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel) incurred by any of them resulting from or arising out of any environmental claim first arising more that four years after the Closing Date.

      In determining whether the Buyer has any obligation under this Section
13.2 and, if so, the extent thereof, there shall be deducted from any loss the proceeds received from any insurance in respect of the incident giving rise to such loss.

      13.4 Right to Defend. If the facts giving rise to any such indemnification shall involve any actual claim or demand by any third party against a Buyer Indemnified Party or Seller Indemnified Parties (referred to hereinafter as an "Indemnified Party"), the indemnifying parties shall be entitled to notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at their expense and through counsel of their own choosing if they give written notice of their intention to do so no later than the time by which the interest of the Indemnified Party would be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both the indemnifying parties and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the indemnifying parties has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the indemnifying parties pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 13, for all costs and expense incurred by it in connection therewith.

      13.5 Subrogation. If the Indemnified Party receives payment or other indemnification from the indemnifying party hereunder, the indemnifying party shall be subrogated to the extent of such payment or indemnification to all rights in respect of the subject matter of such claim to which the Indemnified Party may be entitled, to institute appropriate action for the recovery thereof, and the Indemnified Party agrees reasonably to assist and cooperate with the indemnifying party at no expense to the Indemnified Party in enforcing such rights.

      13.6 Limits on Liability. The Shareholders and the Company shall have no liability for indemnification or otherwise be liable for a breach of a representation or warranty contained herein unless and until the aggregate gross amount for which indemnification is sought exceeds $100,000 (the "Seller's Basket"), in which event Seller and the Shareholders shall only be responsible for losses in excess of $100,000, except that the Seller's Basket shall not be applicable with respect to a breach of Sections 5.28, 5.29 and
5.37. The maximum aggregate liability of the Shareholders and the Company hereunder shall not exceed all amounts paid by Buyer pursuant to Article 3 hereof.

14. MISCELLANEOUS

      14.1 Expenses. Except as and to the extent otherwise provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Seller, the Shareholders and Buyer shall each pay their own respective expenses and the fees and expenses of their respective counsel and other experts.

      14.2 Termination Events. Subject to the provisions of this Section 14.2, this Agreement may, by written notice given at or prior to the Closing Date in the manner hereinafter provided, be terminated:

            (a) by either Buyer or the Seller if a material default or breach shall be made by the other party hereto with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the due compliance with any of its representations, warranties or covenants, and such default cannot be cured prior to the Closing Date and has not been waived;

            (b) (i) by Buyer if all of the conditions set forth in Section 11 shall not have been satisfied on or before Closing Date, other than through failure of Buyer to fully comply with its obligations hereunder, and shall not have been waived by Buyer on or before such date; or

                  (ii) by the Seller, if all of the conditions set forth in
Section 12 shall not have been satisfied on or before the Closing Date, other than through failure of the Seller or the Shareholders to fully comply with its obligations hereunder, and shall not have been waived by the Seller on or before such date.

            (c) by mutual consent of Buyer and the Seller; or

            (d) by either Buyer or the Seller if the Closing shall not have occurred, other than through failure of any such party to fulfill its obligations hereunder, on or before March 15, 1999 or such later date as may be agreed upon by the parties.

            Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

      14.3 Effect of Termination.

            (a) If this Agreement is terminated by the Seller pursuant to
Section 14.2(a), 14.2(b)(ii) or 14.2(d) and the Seller is not in violation of or has not failed to fulfill any of its obligations hereunder, the Seller shall be paid the Deposit. Upon receipt of the Deposit the Seller shall have no further claim against Buyer in respect of this Agreement.

            (b) If this Agreement is terminated by Buyer pursuant to Section 14.2(a), 14.2(b)(i), or 14.2(d), and Buyer is not in violation of or has not failed to fulfill any of its obligations hereunder, then, in addition to the return of the Deposit, Buyer shall have the right to seek such remedies as may be available to it at law or in equity, including the right to seek specific performance.

      14.4 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any other documents. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Any party hereto may, at or before the Closing, waive any conditions to its obligations hereunder which are not fulfilled.

      14.5 Binding Effect; Benefits. This Agreement shall inure to the benefit of the parties hereto and shall be binding upon the parties hereto and their respective successors and assigns. Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

      14.6 Assignment. No party to this Agreement may assign its rights or obligations hereunder without the prior written consent of all of the other parties; provided, however, that Buyer may assign this Agreement, without the consent of the Shareholders or the Company to (i) an Affiliate Company whose shares are publicly traded, or (ii) any third party entity in which Buyer holds a 100% equity interest.

      14.7 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon receipt when transmitted by facsimile or telex or after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

      If to Buyer, to:

      Mr. William Merker
      Standard Automotive Corporation
      280 Park Avenue
      21st Floor West
      New York, New York 10017


      With a copy to:

      Vincent J. McGill, Esq.
      Phillips Nizer Benjamin Krim & Ballon LLP
      666 Fifth Avenue
      New York, New York 10103-0084
      Fax: 212-262-5152


      If to the Seller, to:

      Timothy Kneen


      With a copy to:

      Kendig Kneen


      With a copy to:

      Bradley S. Peter, Esq.
      1040 Main Street
      Suite 302
      Napa, California  94559
      Fax:

      14.8 Entire Agreement. This Agreement (including the Exhibits hereto) and the Ancillary Documents constitute the entire agreement and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, representations, warranties, statements, promises and understandings, whether written or oral, with respect to the subject matter hereof. No party hereto shall be bound by or charged with any written or oral arguments, representations, warranties, statements, promises or understandings no specifically set forth in this Agreement or in any Exhibit hereto or any Ancillary Documents, or in certificates and instruments to be delivered pursuant hereto on or before the Closing.

      14.9 Headings; Certain Terms. The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "including" means "including, but not limited to" unless otherwise specified; the word "or" means "and/or," and the word "person" means and refers to any individual, corporation, trust, partnership, joint venture, government or governmental authority, or any other entity; and the plural and singular forms are used interchangeably.

      14.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

      14.11 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

      14.12 Severability. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the agreement shall be valid and enforced to the fullest extent permitted by law.

      14.13 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party or parties against whom enforcement of any such modification or amendment is sought.

      14.14 Transaction Taxes. The Buyer and Seller shall each pay one-half of any and all taxes imposed upon the sale of the Assets and transfer of ownership thereof.

      14.15 Section References. All references contained in this Agreement to any section number are references to sections of this Agreement unless otherwise specifically stated.

                 [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement, or have caused this Agreement to be signed in their respective names by an officer thereunder duly authorized, on the date first above written.

                                    /s/ Kendig Kneen
                                    --------------------------------
                                    Kendig Kneen
                                    A shareholder

                                    /s/ Timothy Kneen
                                    --------------------------------
                                    Timothy Kneen
                                    A shareholder

                                    AL-JON, INC

                                    By: /s/ Kendig Kneen
                                        -----------------------------
                                        Name:  Kendig Kneen
                                        Title:


                                    STANDARD AUTOMOTIVE CORPORATION

                                    By: /s/ William Merker
                                       -----------------------------
                                       Name:  William Merker
                                       Title: Secretary